Exhibit 23(a)


July 22, 1996



Amdahl Corporation
1250 East Arques Avenue
Sunnyvale, CA  94088-3470


Re: Amdahl Corporation Registration Statement for Offering of 5,000,000 Shares of common stock


Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended, on a Form S-8 registration statement to be filed with the Securities and Exchange Commission on July 22, 1996 (the "Registration Statement"), of 5,000,000 shares of Amdahl Corporation common stock, par value of $0.05 per share, which are to be offered and sold under the Amdahl Corporation Employee Stock Purchase Plan (the "Purchase Plan"), I advise you that in my opinion when the 5,000,000 shares of such common stock that are issuable upon purchase under the Purchase Plan have been issued and sold in accordance with and as described in the Registration Statement, such shares will be legally issued, fully paid and nonassessable shares of common stock of Amdahl Corporation.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/G. Gregory Handschuh

G. Gregory Handschuh
General Counsel and
VP Legal Affairs